Exhibit 99.1

For More Information Contact:

Media:	Investors:
Ingram Micro Inc.	Ingram Micro Inc.

Jennifer Baier (714) 382-2692	Ria Marie Carlson (714) 382-4400
Jennifer.Baier@ingrammicro.com	Ria.Carlson@ingrammicro.com

Marie Meoli (714) 382-2190	Lisa Mueller (714) 382-2012
Marie.Meoli@ingrammicro.com	Lisa.Mueller@ingrammicro.com

Note: Presentation slides, found at www.ingrammicro.com/corp, will accompany the company’s conference call today at 5 p.m. EDT (2 p.m. PDT).

     INGRAM MICRO REPORTS
SECOND QUARTER 2003 RESULTS

     SANTA ANA, Calif., July 30, 2003 — Ingram Micro Inc. (NYSE: IM), the world’s largest wholesale provider of technology products and services, today announced financial results for the second quarter of fiscal year 2003 (ended June 28, 2003).

     Net income based on generally accepted accounting principles (GAAP) increased 31 percent to $11.5 million or $0.08 per diluted share versus $8.8 million or $0.06 per diluted share in the year-ago quarter. On a non-GAAP basis, net income excluding major-program costs increased 61 percent to $19.6 million or $0.13 per diluted share versus $12.2 million or $0.08 per diluted share in the year-ago quarter. Non-GAAP net income excludes major-program costs of $12.5 million (approximately $8.1 million net of tax) in the second quarter of 2003 and reorganization costs of $5.4 million (approximately $3.4 million net of tax) in the second quarter of 2002.

     Worldwide sales for the quarter were $5.17 billion, a decline of 3.4 percent versus sales of $5.35 billion a year ago. North America generated 50 percent of the quarter’s total sales, while Europe generated 34 percent and the Other International regions (Latin America and Asia-Pacific) generated 16 percent.

     “Our resolve to deliver value and profitability was demonstrated throughout the organization,” said Kent B. Foster, chairman and chief executive officer, Ingram Micro Inc. “The quarter began with soft North American demand, as we described three months ago, but we maintained our intelligent pricing strategy and reinforced our value to our business partners. Our European region delivered a solid performance despite a sluggish economy, while Asia-Pacific overcame the SARS threat to maintain operating profitability. As a result, sales and income exceeded the top end of the range of guidance issued at the end of April.”

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2-2-2 Ingram Micro Reports Second Quarter 2003 Results

Additional Second Quarter Highlights

For additional detail regarding the results outlined below, please refer to the financial statements attached to this news release or visit www.ingrammicro.com/corp.

Regional Sales

  North American sales were $2.57 billion, a decline of 13.1 percent versus the year-ago quarter and 6.7 percent sequentially.

  European sales were $1.78 billion, a 10.5 percent increase versus a year ago (a local-currency decrease of approximately 9 percent) and a decrease of 7.6 percent sequentially.
  Sales in the Other International regions (Latin America and Asia-Pacific) were $818 million, an increase of 4.4 percent versus a year ago and 3.5 percent sequentially.

Gross Margin

  The gross margin was 5.44 percent, a decrease of four basis points versus the prior year but an increase of three basis points sequentially on a GAAP basis and two basis points on a non-GAAP basis. The gross margin has exceeded 5.40 percent for six consecutive quarters.

Operating Expenses

  On a GAAP basis, total operating expenses were $254.1 million or 4.91 percent of revenues versus $267.2 million or 4.99 percent of revenues in the year-ago quarter.

  Excluding major-program and reorganization costs, operating expenses were $241.6 million or 4.67 percent of revenues versus $261.8 million or 4.89 percent of revenues in the year-ago quarter — a reduction of $20.2 million or 22 basis points. The translation impact of the relatively strong Euro added approximately $18 million to the quarter’s operating expenses versus the prior year.

Operating Income – Worldwide

  On a GAAP basis, income from operations was $27.3 million or 0.53 percent of revenues compared to $25.9 million or 0.48 percent of revenues in the year-ago quarter.

  Excluding major-program and reorganization costs, income from operations increased 27 percent or 19 basis points, despite the slight decline in sales, to $39.8 million or 0.77 percent of revenues from $31.3 million or 0.58 percent of revenues a year ago.

Operating Income – North America

  On a GAAP basis, income from operations was $19.9 million or 0.77 percent of revenues versus $24.4 million or 0.83 percent of revenues in the year-ago quarter.

  Excluding major-program and reorganization costs, operating income was $27.5 million or 1.07 percent of revenues versus $26.9 million or 0.91 percent of revenues in the year-ago quarter.

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3-3-3 Ingram Micro Reports Second Quarter Results

Operating Income – Europe

  On a GAAP basis, income from operations was $7.0 million or 0.39 percent of revenues versus a loss of $1.7 million or 0.11 percent of revenues in the year-ago quarter. Operating income based  on GAAP for the second quarter was reduced by a $5.1 million charge associated with the sale of  the company’s German semiconductor equipment distribution business, a non-core operation that posted less than one percent of European revenues and a small operating loss last year.

  Excluding major-program and reorganization costs, operating income was $11.8 million or 0.66 percent of revenues versus $0.2 million or 0.01 percent of revenues in the year-ago quarter.

Operating Income – Other International (Latin America and Asia-Pacific)

  On a GAAP basis, income from operations was $0.4 million or 0.06 percent of revenues versus $3.2 million or 0.41 percent of revenues in the year-ago quarter.

  Excluding major-program and reorganization costs, income from operations was $0.5 million or 0.07 percent of revenues versus $4.2 million or 0.53 percent of revenues in the year-ago quarter. The decline primarily was attributable to a weakening economy and sluggish IT demand environment in Latin America. The Asia-Pacific region maintained an operating profit, despite the threat of SARS.

Depreciation and Capital Expenditures

  Total depreciation (including accelerated depreciation of $2.3 million, a component of our major-program costs) was $19.7 million.

  Capital expenditures were approximately $6.5 million.

Balance Sheet Items

  Inventory was $1.40 billion, 3 percent lower than a year ago. Inventory turns and days on hand, at 14 and 26 respectively, were stable sequentially and versus last year.

  Total debt on a GAAP basis was $443 million or 21 percent of capitalization, compared to debt of
   $336 million or 17 percent of capitalization at the end of last year’s second quarter. Including $72 million associated with the company’s off-balance sheet accounts receivable financing programs, total debt on a non-GAAP basis was $515 million with a debt-to-capitalization ratio of 23 percent, generally flat with a year ago.

      “Sales in the quarter started off slowly, as expected, but improved progressively,” said Thomas A. Madden, executive vice president and chief financial officer, Ingram Micro Inc. “We held firm on gross margins without sacrificing strategic market share, while continuing our focus on inventory and debt.

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4-4-4 Ingram Micro Reports Second Quarter 2003 Results

With the sale of our German semiconductor equipment distribution business and the launch of a components business unit in North America, we also further demonstrated our ability to shed unprofitable non-core operations and pursue profitable growth initiatives. Our profit-enhancement program continues to be on track, highlighted by an additional reduction in operating expenses and an increase in operating income compared to last year, despite slightly lower sales.”

Six-Month Period

     For the six months ended June 28, 2003, worldwide sales were $10.64 billion, a 3.0 percent decline from the $10.97 billion reported in the year-ago period. Regional sales were $5.33 billion for North America (a 12.3 percent decline), $3.71 billion for Europe (a 10.0 percent increase in U.S. dollars; a decline of approximately 9 percent in local currencies), and $1.61 billion for the Other International regions (a 5.6 percent increase). The gross margin was 5.43 percent versus 5.44 percent in the prior-year period.

     Operating income on a GAAP basis for the six-month period was $54.4 million or 0.51 percent of revenues; excluding major-program costs of $32.7 million, operating income was $87.1 million or 0.82 percent of revenues. In the year-ago period, operating income on a GAAP basis was $56.8 million; excluding reorganization costs of $8.8 million, operating income was $65.6 million or 0.60 percent of revenues.

     Six-month net income on a GAAP basis was $21.6 million or $0.14 per diluted share; excluding major-program costs, net income was $42.8 million or $0.28 per share. In the year-ago period, net income on a GAAP basis (before the adoption of a new accounting standard) was $24.3 million or $0.16 per share; excluding reorganization costs, net income was $25.7 million or $0.17 per diluted share.

Detail on Major-Program Costs and Special Items

     Second-quarter major-program costs of $12.5 million before taxes, recorded as operating expenses, included reorganization costs of $1.3 million primarily for workforce reductions in North America and $11.2 million of period costs primarily comprised of the loss on the sale of the German semiconductor equipment distribution business mentioned above, accelerated depreciation of fixed assets associated with the planned exit of facilities and outsourcing of the company’s IT infrastructure, relocation and transition costs, and other related costs.

     Approximately $7.4 million of these costs were directly associated with the profit-enhancement program announced on Sept. 18, 2002. At that time, the company indicated that additional costs in connection with new opportunities may be incurred. The company’s sale of the German semiconductor equipment distribution business, which resulted in a $5.1 million charge, was not part of the original

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5-5-5 Ingram Micro Reports Second Quarter 2003 Results

profit-enhancement program, but is expected to improve future operating income for the European region by eliminating an unprofitable operation.

     In the second quarter of last year, reorganization costs of $5.4 million before taxes were primarily related to workforce reductions worldwide and facility consolidations in North America and Europe.

     Financial results excluding these costs and items, as well as those including off-balance sheet debt, are considered non-GAAP and are presented as supplemental information to enhance the public’s understanding of, and highlight trends in, the company’s financial results excluding reorganization costs, major-program costs and special items, as well as other financial metrics such as accounts receivable, days of sales outstanding and total borrowings including off-balance sheet debt. Ingram Micro’s management utilizes these non-GAAP financial measures, along with primary GAAP measures, in analyzing and measuring the performance of the company’s core operations from period to period.

Outlook for the Third Quarter

     The following statements are based on the company’s current expectations and internal forecasts. These statements are forward-looking and actual results may differ materially, as outlined in the company's periodic filings with the Securities and Exchange Commission.

     According to the company’s forecast for the third quarter ending September 27, 2003, sales are expected to range from $5.175 billion to $5.350 billion, with net income excluding any major-program costs and other special items ranging from $21 million to $25 million, or $0.14 to $0.17 per diluted share.

     The company’s net income, required to be reported based on GAAP, will likely differ significantly from this forecast because of major-program costs related to the profit-enhancement program, announced on Sept. 18, 2002, or other actions that may be implemented. The company’s major-program costs, and therefore GAAP earnings, in any one quarter cannot be reasonably estimated.

     “I am cautiously optimistic about the latter half of the year,” said Foster. “Our outlook reflects a steady, but not robust, demand environment. We see signs of stability in North America but economic conditions remain soft in Europe and Latin America. Asia is expected to grow at a controlled rate, as planned. We have proven our ability to execute consistently, despite challenging conditions, while our profit-enhancement program has positioned us for the future. We are a stronger, more nimble company today than we have ever been, and we intend to extend our leadership position throughout the world.”

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6-6-6 Ingram Micro Reports Second Quarter 2003 Results

Conference Call and Webcast

     Additional information about Ingram Micro’s financial results will be presented in a conference call with presentation slides today at 5 p.m. EDT. To listen to the conference call and view the accompanying presentation slides, visit the company’s Web site at www.ingrammicro.com/corp (Investor Relations section). The conference call is also accessible by telephone at (888) 455-0750 (toll-free within the United States and Canada) or (415) 228-4834 (other countries).

     The replay of the conference call with presentation slides will be available for one week at www.ingrammicro.com/corp (Investor Relations section) or by calling (800) 678-3180 or (402) 220-3063 outside the United States and Canada.

Cautionary Statement for the Purpose of the Safe Harbor Provisions
of the Private Securities Litigation Reform Act of 1995

     The matters in this press release that are forward-looking statements, including but not limited to statements about future sales levels, margins, restructuring charges, major-program costs, cost savings, operating efficiencies, and profitability, are based on current management expectations that involve certain risks which if realized, in whole or in part, could have a material adverse effect on Ingram Micro’s business, financial condition and results of operations, including, without limitation: (1) the company’s failure to achieve the objectives of its profit enhancement program as announced in September 2002 or other process or organizational changes, in whole or in part, or delays in implementing components of the program; (2) intense competition, regionally and internationally, including competition from alternative business models, such as manufacturer-to-end-user selling, may lead to reduced prices, lower sales or reduced sales growth, lower gross margins, extended payment terms with customers, increased capital investment and interest costs, bad debt risks and product supply shortages; (3) termination of a supply or services agreement with a major supplier or customer or a significant change in supplier terms or conditions of sale; (4) failure of information systems and/or failure to successfully transition certain components of the company’s IT infrastructure to its third-party provider could result in significant disruption to business or additional cost, or may not generate the intended level of cost savings; (5) disruptions in business operations due to reorganization activities; (6) the continuation or worsening of the severe downturn in economic conditions (particularly purchases of technology products) and failure to adjust costs in a timely fashion in response to a sudden decrease in demand; (7) losses resulting from significant credit exposure to reseller customers and negative trends in their businesses; (8) rapid product improvement and technological change and resulting obsolescence risks; (9) possible disruption in commercial activities in Asia-Pacific, Canada and other regions as a result of Severe Acute Respiratory Syndrome (SARS); (10) possible disruption in commercial activities caused by terrorist activity or armed conflict, including changes in logistics and security arrangements as a result thereof, and reduced customer demand; (11) dependence on key individuals and inability to retain personnel; (12) reductions in credit ratings and/or unavailability of adequate capital; (13) interest rate and foreign currency fluctuations; (14) adverse impact of governmental controls and actions or political or economic instability could adversely affect foreign operations; (15) failure to attract new sources of business from expansion of products or services or entry into new markets; (16) inability to manage future adverse industry trends; (17) difficulties and risks associated with integrating operations and personnel in acquisitions; (18) future periodic assessments required by current or new accounting standards may result in additional charges; and (19) dependence on independent shipping companies.

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7-7-7 Ingram Micro Reports Second Quarter 2003 Results

     Ingram Micro has instituted in the past and continues to institute changes to its strategies, operations and processes to address these risk factors and to mitigate their impact on Ingram Micro’s results of operations and financial condition. However, no assurances can be given that Ingram Micro will be successful in these efforts. For a further discussion of significant factors to consider in connection with forward-looking statements concerning Ingram Micro, reference is made to Exhibit 99.01 of Ingram Micro’s Annual Report on Form 10-K for the year ended December 28, 2002; other risks or uncertainties may be detailed from time to time in Ingram Micro’s future SEC filings. Ingram Micro disclaims any duty to update any forward-looking statements.

About Ingram Micro Inc.

     As the world’s leading wholesale provider of technology products and services, Ingram Micro is the best way to get technology from the people who make it to the people who use it. Visit www.ingrammicro.com/corp.

# # #

03-26

© 2003 Ingram Micro Inc. All rights reserved. Ingram Micro and the registered Ingram Micro logo are trademarks used under license by Ingram Micro Inc.

Ingram Micro Inc.
Consolidated Balance Sheet
(Dollars in 000s)
(Unaudited)

	June 28, 2003	December 28, 2002

ASSETS
Current Assets:
Cash	$371,324	$387,513
Accounts receivable, including retained
interest in securitized receivables, net	1,974,147	2,354,906
Inventories	1,402,076	1,564,065
Other current assets	303,395	293,902

Total current assets	4,050,942	4,600,386

Property and equipment, net	227,276	250,244
Goodwill	241,538	233,922
Other	61,431	59,802

Total assets	$4,581,187	$5,144,354

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,046,444	$2,623,188
Accrued expenses	306,621	438,787
Current maturities of long-term debt	197,983	124,894

Total current liabilities	2,551,048	3,186,869

Long-term debt, less current maturities	244,928	241,052
Deferred income taxes and other liabilities	89,583	80,444

Total liabilities	2,885,559	3,508,365

Stockholders’ equity	1,695,628	1,635,989

Total liabilities and stockholders’ equity	$4,581,187	$5,144,354

Ingram Micro Inc.
Consolidated Statement of Income
(Dollars in 000s, except per share data)
(Unaudited)

	Thirteen Weeks Ended June 28, 2003

	As Reported Under GAAP	Impact of Reorganization Costs and Other Major-Program Costs (a)	Non-GAAP Financial Measure

Net sales	$5,170,635	$–	$5,170,635

Costs of sales	4,889,240	–	4,889,240

Gross profit	281,395	–	281,395

Operating expenses:
Selling, general and
administrative	252,781	(11,201)	241,580
Reorganization costs	1,292	(1,292)	–

	254,073	(12,493)	241,580

Income from operations	27,322	12,493	39,815

Interest and other	9,621	–	9,621

Income before income taxes	17,701	12,493	30,194

Provision for income taxes	6,195	4,373	10,568

Net income	$11,506	$8,120	$19,626

Diluted earnings per share:
Net income	$0.08	$0.05	$0.13

Diluted weighted average
shares outstanding	151,246,278	151,246,278	151,246,278

	Thirteen Weeks Ended June 29, 2002

	As Reported Under GAAP	Impact of Reorganization Costs and Other Major-Program Costs (b)	Non-GAAP Financial Measure

Net sales	$5,352,774	$–	$5,352,774

Costs of sales	5,059,683	–	5,059,683

Gross profit	293,091	–	293,091

Operating expenses:
Selling, general and
administrative	261,780	–	261,780
Reorganization costs	5,370	(5,370)	–

	267,150	(5,370)	261,780

Income from operations	25,941	5,370	31,311

Interest and other	11,949	–	11,949

Income before income taxes	13,992	5,370	19,362

Provision for income taxes	5,177	1,987	7,164

Net income	$8,815	$3,383	$12,198

Diluted earnings per share:
Net income	$0.06	$0.02	$0.08

Diluted weighted average
shares outstanding	151,935,976	151,935,976	151,935,976

(a)	Major-program costs in 2003 include reorganization costs of $1,292 primarily for workforce reductions in North America and $11,201 charged to selling, general and administrative expenses, primarily comprised of the loss on the sale of a German semiconductor equipment distribution business, accelerated depreciation of fixed assets associated with the planned exit of facilities and outsourcing of our IT infrastructure, relocation and transition costs, and other related costs.

(b)	Reorganization costs of $5,370 in 2002 included costs for workforce reductions throughout the world and costs to exit facilities in North America and Europe.

Ingram Micro Inc.
Consolidated Statement of Income
(Dollars in 000s, except per share data)
(Unaudited)

	Twenty-six Weeks Ended June 28, 2003

	As Reported Under GAAP	Impact of Reorganization Costs and Other Major-Program Costs (a)	Non-GAAP Financial Measure

Net sales	$10,644,849	$–	$10,644,849

Costs of sales	10,067,222	443	10,066,779

Gross profit	577,627	(443)	578,070

Operating expenses:
Selling, general and
administrative	509,983	(18,981)	491,002
Reorganization costs	13,231	(13,231)	–

	523,214	(32,212)	491,002

Income from operations	54,413	32,655	87,068

Interest and other	21,223	–	21,223

Income before income taxes	33,190	32,655	65,845

Provision for income taxes	11,616	11,430	23,046

Net income	$21,574	$21,225	$42,799

Diluted earnings per share:
Net income	$0.14	$0.14	$0.28

Diluted weighted average
shares outstanding	151,236,507	151,236,507	151,236,507

	Twenty-six Weeks Ended June 29, 2002

	As Reported Under GAAP	Impact of Reorganization Costs and Other Major-Program Costs (b)	Non-GAAP Financial Measure

Net sales	$10,969,325	$–	$10,969,325

Costs of sales	10,372,567	–	10,372,567

Gross profit	596,758	–	596,758

Operating expenses:
Selling, general and
administrative	531,199	–	531,199
Reorganization costs	8,780	(8,780)	–

	539,979	(8,780)	531,199

Income from operations	56,779	8,780	65,559

Interest and other	18,252	6,535	24,787

Income before income taxes
and cumulative effect of
adoption of a new
accounting standard	38,527	2,245	40,772

Provision for income taxes	14,255	831	15,086

Income before cumulative
effect of adoption of a
new accounting standard	24,272	1,414	25,686

Cumulative effect of
adoption of a new
accounting standard	(280,861)	280,861	–

Net income (loss)	$(256,589)	$282,275	$25,686

Diluted earnings (loss) per share:
Income before cumulative
effect of adoption of a
new accounting standard	$0.16	$0.01	$0.17

Cumulative effect of
adoption of a new
accounting standard	(1.84)	1.84	–

Net income (loss)	$(1.68)	$1.85	$0.17

Diluted weighted average
shares outstanding	152,300,027	152,300,027	152,300,027

(a)	Major-program costs in 2003 include reorganization costs of $13,231 for workforce reductions throughout the world and facility consolidations in Europe; $18,981 charged to selling, general and administrative expenses, primarily comprised of the loss on the sale of a German semiconductor equipment distribution business, accelerated depreciation of fixed assets associated with the planned exit of facilities and outsourcing of our IT infrastructure, relocation and transition costs, and other related costs; and $443 recorded as cost of sales, comprised of incremental inventory losses caused by the exit of certain markets.

(b)	Reorganization costs of $8,780 in 2002 included costs for workforce reductions and facility consolidations throughout the world.

Ingram Micro Inc.
Consolidated Income From Operations
(Dollars in 000s)
(Unaudited)

	Thirteen Weeks Ended June 28, 2003

	As Reported Under GAAP	Impact of Reorganization Costs and Other Major-Program Costs	Non-GAAP Financial Measure

North America	$19,888	$7,608	$27,496
Europe	6,962	4,822	11,784
Other International	472	63	535

	$27,322	12,493	$39,815

	Thirteen Weeks Ended June 29, 2002

	As Reported Under GAAP	Impact of Reorganization Costs and Other Major-Program Costs	Non-GAAP Financial Measure

North America	$24,441	$2,526	$26,967
Europe	(1,744)	1,928	184
Other International	3,244	916	4,160

	$25,941	$5,370	$31,311

Ingram Micro Inc.
Consolidated Income From Operations
(Dollars in 000s)
(Unaudited)

	Twenty-six Weeks Ended June 28, 2003

	As Reported Under GAAP	Impact of Reorganization Costs and Other Major-Program Costs	Non-GAAP Financial Measure

North America	$34,739	$19,516	$54,255
Europe	18,396	12,904	31,300
Other International	1,278	235	1,513

	$54,413	32,655	$87,068

	Twenty-six Weeks Ended June 29, 2002

	As Reported Under GAAP	Impact of Reorganization Costs and Other Major-Program Costs	Non-GAAP Financial Measure

North America	$47,783	$3,522	$51,305
Europe	10,998	3,189	14,187
Other International	(2,002)	2,069	67

	$56,779	$8,780	$65,559